Exhibit 99.1

Cubic Reports Fiscal Year 2013 Results

•                  Sales of $1.361 billion for fiscal year 2013

•                  Net income of $19.8 million, or $0.74 per diluted share for fiscal year 2013

•                  Non-cash goodwill impairment of $50.9 million, or $1.61 per diluted share, net of applicable taxes, recorded in the fourth quarter of 2013

•                  Non-GAAP Adjusted EBITDA of $112.6 million for fiscal year 2013

•                  Backlog of $2.669 billion as of September 30, 2013

San Diego, CA, December 5, 2013 — Cubic Corporation (NYSE: CUB) today reported its financial results for the fiscal year ended September 30, 2013.

Sales in fiscal year 2013 were $1.361 billion compared to $1.381 billion in 2012, a decrease of 1%. Four acquisitions made during the fiscal year added $43.1 million in sales, while organic sales decreased 5%.

Operating income was $36.4 million for the year compared to $128.0 million in 2012.  Operating income decreased in all three operating segments.  The largest contributor to lower operating income was a goodwill impairment charge of $50.9 million taken in the fourth quarter within our Mission Support Services (MSS) segment. In addition, the decline was driven by an 8% decrease in gross profit margins on product sales, partially offset by a 4% increase in gross profit margins for services revenues. The decrease in product gross profit was due in part to growth in estimated costs to complete transportation projects in Sydney, Australia and Vancouver, B.C. Canada that impacted operating income by $17.2 million in the fourth quarter. In addition, during the year we incurred $8.1 million in restructuring charges primarily in our Defense Systems (CDS) segment.

Non-GAAP Adjusted EBITDA was $112.6 million or 8% of sales in fiscal year 2013 compared to $150.9 million or 11% of sales in 2012.  The product gross margin decrease and restructuring charges, mentioned above, contributed to the decrease in Adjusted EBITDA (see the table included in the section titled “Use of Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures).

Net income was $19.8 million, or $0.74 per share, in fiscal year 2013 compared to $91.9 million last year, or $3.44 per share, reflecting lower operating income, including the goodwill impairment, and a higher effective income tax rate. Our effective tax rate increased this year due to an unfavorable impact associated with the goodwill impairment because a large portion of our goodwill is not deductible for income tax purposes. In addition, we increased our valuation allowance by $3.9 million in the fourth quarter of 2013 for a deferred tax asset related to our Australian operations.

Backlog was $2.669 billion at the end of fiscal year 2013 compared to $2.832 billion in the prior year, a decrease of $162.7 million. The decrease was due to lower backlog in our Transportation Systems (CTS) and MSS segments due to sales in 2013 in excess of new contract orders added, partially offset by an increase in CDS backlog, which was driven by more than $125 million of new contracts in the Asia Pacific region in 2013.

“Fiscal year 2013 was a transition year for the company, which concluded with a very difficult fourth quarter, ” said William W. Boyle, Chief Executive Officer of Cubic Corporation. “While our performance in 2013 was poor, it was an important year in terms of positioning the businesses for the long-term. We believe fiscal 2014 will be a much better year with a turnaround in operating income and cash flows, as major design and build projects in the transportation segment move into the services phase. We also expect the restructuring and realignment of the defense systems business coupled with recently awarded contracts with the Navy and international customers to improve margins in defense systems.  Next year we expect sales to grow from $1.361 billion to a range of $1.42 billion to $1.45 billion and EPS to grow from $0.74 per share to somewhere between $2.60 and $2.75 per share”

Reportable Segment Results

Transportation Systems (38% of fiscal 2013 consolidated sales)

Years ended September 30,	2013	2012
	(in millions)
Transportation Systems Sales	$516.9	$513.6

Transportation Systems Operating Income	$62.4	$76.3

CTS sales increased 1% in 2013 to $516.9 million from $513.6 million last year.  During 2013 we had higher sales from transit system contracts in North America and a $7.8 million sales contribution from NextBus which was acquired in January 2013. These increases were partially offset by a decrease in design and build activities in Sydney, Vancouver and with UK train operating companies.  Revenue comparisons were also negatively impacted for the year by $6.6 million in foreign currency exchange rate differences.

CTS operating income was down 18% to $62.4 million for fiscal 2013 compared to $76.3 million last year.  The major cause for the decrease was growth in estimated costs to complete design and build projects in Sydney, Australia and Vancouver, B.C. Canada, as mentioned above.

Mission Support Services (34% of fiscal 2013 consolidated sales)

Years ended September 30,	2013	2012
	(in millions)
Mission Support Services Sales	$468.5	$491.4

Mission Support Services Operating Income (Loss)	$(36.1)	$21.9

MSS sales decreased 5% in 2013 to $468.5 million from $491.4 million in 2012.  During the year we acquired NEK Services which contributed $31.6 million in sales.  The decline in organic sales for MSS was 11% for the year. MSS sales declined 28% in the fourth quarter of 2013 compared to 2012, excluding NEK sales.

MSS had an operating loss of $36.1 million in 2013 compared to an operating profit of $21.9 million in 2012. The loss was primarily related to a goodwill impairment charge taken in the fourth quarter.  The impacts of sequestration and other changes in the business environment caused significant impacts on MSS beginning late in 2013. In light of this, during our strategic and financial planning process late in 2013, we made downward revisions in our estimates of future revenues and margins. As a result, in the fourth quarter of 2013 we estimated that there was a decline in the estimated fair value of MSS, which resulted in the recognition of goodwill impairment totaling $50.9 million.

Defense Systems  (28% of fiscal 2013 consolidated sales)

Years ended September 30,	2013	2012
	(in millions)
Defense Systems Sales	$375.1	$375.4

Defense Systems Operating Income	$14.2	$34.6

CDS sales were virtually unchanged in 2013 from 2012 at $375.1 million.  Included in sales for 2013 was $3.7 million in sales from two small acquisitions completed during the year.  During the year CDS was awarded a new $298.5 million Indefinite Delivery/Indefinite Quantity contract for immersive game based training for the U.S. Navy’s Littoral Combat Ship program.  For the fiscal year CDS had $4.4 million in sales associated with this contract.

Operating income in 2013 for CDS was $14.2 million compared to $34.6 million in 2012.  In 2012 operating income was higher by $12.5 million due to a favorable change in estimate on a ground combat training system.  Negatively impacting operating income in 2013 was a higher operating loss in the secure communications business.  The increased loss this year was attributable to cost growth on an Intelligence, Surveillance and Reconnaissance data link program and a $2.8 million inventory valuation write down for the global tracking product line.  In addition, operating income in 2013 was negatively impacted by restructuring costs of $7.8 million.

Conference Call

Cubic management will host a conference call to discuss the company’s fourth quarter and fiscal year 2013 results today, Thursday December 5, 2013 at 4:30 PM ET (1:30 PM PT) that will be simultaneously broadcast over the Internet. William W. Boyle, Chief Executive Officer and John “Jay” D. Thomas, Chief Financial Officer, will host the call. Listeners may access the conference call live over the Internet at the company’s website under the “Investor Relations” tab at www.cubic.com.

Please allow 15 minutes prior to the call to visit our website to download any necessary audio software. For those unable to listen to the live broadcast, an archived version will be available at the same location for approximately 30 days following the live webcast.

About Cubic

Cubic Corporation is globally diversified in transportation and defense markets. The company’s Transportation segment is a leading systems integrator that develops and provides fare collection infrastructure, services and technology for public transit authorities and operators worldwide. Cubic’s Mission Support Services segment is a leading provider of training, operations, maintenance, technical and other support services to the U.S. and allied nations. The Defense Systems segment is a leading provider of realistic combat training systems and secure communications systems. For more information about Cubic, see the company’s web site at www.cubic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance, including, but not limited to, statements about future events or Cubic’s future financial and operating performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

Adjusted EBITDA represents net income attributable to Cubic before interest, taxes, non-operating income, goodwill impairment charges, depreciation and amortization. We believe that the presentation of Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, Adjusted EBITDA is a factor we use in measuring our performance and compensating certain of our executives. Further, we believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of property, plant and equipment

(affecting relative depreciation expense), goodwill impairment charges and non-operating expenses which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance. In addition, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Furthermore, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on Adjusted EBITDA.

The following table reconciles Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Year Ended September 30,
	2013	2012	2011
	(in thousands)
Reconciliation:
Net income attributable to Cubic	$19,798	$91,900	$83,594
Add:
Provision for income taxes	14,205	38,183	32,373
Interest expense (income), net	1,839	(1,444)	(1,107)
Other expense (income), net	367	(821)	(1,662)
Noncontrolling interest in income of VIE	183	204	310
Depreciation and amortization	25,359	22,857	22,341
Impairment of goodwill	50,865	—	—
ADJUSTED EBITDA	$112,616	$150,879	$135,849

Financial Statements

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Years Ended September 30,
	2013	2012	2011

Net sales:
Products	$568,442	$663,287	$600,933
Services	792,281	718,208	694,648
	1,360,723	1,381,495	1,295,581
Costs and expenses:
Products	429,494	451,573	418,279
Services	629,832	594,662	564,062
Selling, general and administrative expenses	164,876	163,688	159,791
Restructuring costs	8,139	—	—
Impairment of goodwill	50,865	—	—
Research and development	24,445	28,722	25,260
Amortization of purchased intangibles	16,680	14,828	14,681
	1,324,331	1,253,473	1,182,073

Operating income	36,392	128,022	113,508

Other income (expenses):
Interest and dividend income	1,576	2,994	2,568
Interest expense	(3,415)	(1,550)	(1,461)
Other income (expense) - net	(367)	821	1,662

Income before income taxes	34,186	130,287	116,277

Income taxes	14,205	38,183	32,373

Net income	19,981	92,104	83,904

Less noncontrolling interest in income of VIE	183	204	310

Net income attributable to Cubic	$19,798	$91,900	$83,594

Net income per share attributable to Cubic:
Basic	$0.74	$3.44	$3.13
Diluted	0.74	3.44	3.13

Weighted average shares used in per share calculations:
Basic	26,736	26,736	26,736
Diluted	26,760	26,736	26,736

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$203,892	$212,267
Restricted cash	69,381	68,749
Marketable securities	4,055	—
Accounts receivable:
Trade and other receivables	17,976	17,543
Long-term contracts	358,825	333,617
Allowance for doubtful accounts	(658)	(463)
	376,143	350,697

Recoverable income taxes	7,885	7,083
Inventories	54,400	52,366
Deferred income taxes	8,354	7,587
Prepaid expenses and other current assets	10,284	13,977
Total current assets	734,394	712,726

Long-term contract receivables	19,249	22,070
Long-term capitalized contract costs	75,520	26,875
Property, plant and equipment, net	56,305	55,327
Deferred income taxes	19,322	16,364
Goodwill	134,851	146,933
Purchased intangibles, net	57,542	39,374
Miscellaneous other assets	9,772	6,648

Total assets	$1,106,955	$1,026,317

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS—continued

(in thousands)

	September 30,
	2013	2012

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$39,016	$47,917
Customer advances	103,187	100,764
Accrued compensation	43,394	52,680
Other current liabilities	62,693	55,988
Income taxes payable	8,076	20,733
Current maturities of long-term debt	557	4,561
Total current liabilities	256,923	282,643

Long-term debt	102,363	6,942
Accrued pension liability	20,785	46,382
Deferred compensation	9,792	8,619
Income taxes payable	6,769	4,862
Other non-current liabilities	5,396	6,527

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized—5,000 shares Issued and outstanding—none	—	—
Common stock, no par value:
Authorized—50,000 shares 2013 and 2012—Issued 35,682 shares, outstanding—26,736 shares	15,825	12,574
Retained earnings	728,424	715,043
Accumulated other comprehensive loss	(3,378)	(21,148)
Treasury stock at cost - 8,945 shares	(36,078)	(36,078)
Shareholders’ equity related to Cubic	704,793	670,391
Noncontrolling interest in variable interest entity	134	(49)
Total shareholders’ equity	704,927	670,342

Total liabilities and shareholders’ equity	$1,106,955	$1,026,317

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2013	2012	2011

Operating Activities:
Net income	$19,981	$92,104	$83,904
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	25,359	22,857	22,341
Share-based compensation expense	3,251	—	—
Inventory write down	2,760	—	—
Imapirment of goodwill	50,865	—	—
Deferred income taxes	(7,508)	(1,486)	2,512
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(14,588)	(118,164)	3,566
Inventories	(4,219)	(13,636)	2,442
Prepaid expenses and other current assets	3,485	7,574	5,122
Long-term capitalized contract costs	(48,645)	(26,875)	—
Accounts payable and other current liabilities	(27,587)	8,525	(1,547)
Customer advances	3,006	(37,999)	37,143
Income taxes	(19,027)	11,929	(23,713)
Other items, net	(409)	494	(2,676)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(13,276)	(54,677)	129,094

Investing Activities:
Acquisition of businesses, net of cash acquired	(63,691)	—	(126,825)
Purchases of marketable securities	(4,050)	—	—
Proceeds from sales or maturities of short-term investments	—	25,829	58,252
Purchases of property, plant and equipment	(9,052)	(14,226)	(8,728)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(76,793)	11,603	(77,301)

Financing Activities:
Proceeds from short term borrowings	70,000	—	—
Payments from short term borrowings	(70,000)	—	—
Proceeds from long term borrowings	100,000	—	—
Principal payments on long-term borrowings	(8,543)	(4,549)	(4,555)
Contingent consideration payments related to acquisition of businesses	(7,842)	—	—
Net change in restricted cash	(158)	(68,584)	—
Dividends paid to shareholders	(6,417)	(6,417)	(7,486)
Purchases of treasury stock	—	—	(4)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	77,040	(79,550)	(12,045)

Effect of exchange rates on cash	4,654	5,743	(6,034)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,375)	(116,881)	33,714

Cash and cash equivalents at the beginning of the year	212,267	329,148	295,434

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$203,892	$212,267	$329,148

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire NEK, net	$4,490	—	—